Exhibit 99.1

CNN Markets Now Interview with Noah Kerner

CNN 0:00

One of the most recently announced deals, saving and investing app Acorns will go public by merging with Pioneer Merger Corp., a corporation. The $2.2 billion deal is expected to close in the back half of the year. Noah Kerner is the CEO of Acorns and he joins me live. Great to see you Noah.

Noah Kerner

Great to be here, thanks for having me.

CNN

So let's first get to that merger. Why is this the right time and the right deal for Acorns?

Noah Kerner 0:36

So if you think about what was happening to our customers before COVID, we serve the everyday consumer. That was really difficult - 70% of everyday Americans still don't have $1,000 in emergency savings. And then you watch what happened during COVID, and the abundance of trading apps percolating across everything. We felt like this was the right time to really make sure we got Acorns into the hands of everyday consumers everywhere. And so for us, this is really an acceleration of that process.

CNN 1:03

Can you explain Acorns’ mission and how it makes money?

Noah Kerner 1:08

Yeah, absolutely. So Acorns is the easiest way for everyday consumers to save and invest. We've actually helped everyday consumers save and invest over nine and a half billion dollars. And our primary business model is subscription service so we charge $1 a month, $3 a month, or $5 a month depending on what you want from our products and services.

CNN 1:27

Okay. You've got competitors and the first one I think about is Robinhood. Do you think of Robinhood as a competitor?

Noah Kerner 1:37

We’re a run-your-own-race company and obviously I think as you know everything Acorns does is about saving and investing for the long term. We believe in the adage that slow and steady wins the race, and that it's about time in the market, not timing the market. So that's really what we're about - get in, diversify (we make sure our customers are diversified), stick with it and focus on the long term.

CNN 1:57

But investing apps have certainly seen record growth during the pandemic, you know, there's also been this gamification of trading as well. I want to hear your thoughts about the meme stock frenzy.

Noah Kerner 2:09

Again, slow and steady wins the race. That's sort of our philosophy and we believe in time in the market, not trying to time the market, so get in, diversify, stick with it and Acorns was constructed to really help people do that. We show you 40 years of compounding and how small changes to your contributions can impact how your money compounds over 40 years, and it's really important to us that people understand that, that the everyday consumer gets access to that and can participate in the system. Acorns makes that incredibly easy for people.

CNN 2:40

Do you ever feel like Acorns misses out on the excitement by staying above the fray?

Noah Kerner 2:48

I think saving and investing for the long term is incredibly exciting. So, you know, we just encourage people to do that and to focus on the long term, and a brighter future for themselves and their families.

CNN 3:00

Alright, let's talk about safety for a second, you know, we keep hearing about hacks across different industries. How are you keeping your customers' information and data safe?

Noah Kerner 3:10

I mean, we encourage everybody to focus on privacy and safety so Acorn does a number of things to make sure our customers' data is safe and protected.

CNN 3:19

I'm curious what the biggest goals are now for Acorns over the next few years, what's the next progression for Acorns?

Noah Kerner 3:27

Well as we approach $10 billion saved and invested, currently. I'd love to see us get to another $10 billion saved and invested over time. We'd love to go from four plus million subscribers by 2025 to 10 million paying subscribers by 2025, and we're just really continuing to focus on getting everyday consumers focused on saving and investing for the long term, and putting the responsible tools of wealth making in everyone's hands - that's really what we orient around.

CNN 3:54

Okay, Noah Kerner, CEO of Acorns. Great to meet you.

Noah Kerner 3:58

Thank you for your time. Appreciate it.